Exhibit 10.25

Goedeker’s
Trusted since 1951

13850 Manchester Rd. | Ballwin, MO 63011

April 21, 2020

Mr. Robert D. Barry

[Address]

Dear Bob:

As you are aware, 1847 Goedeker Inc. (the “Company”) is filing a registration statement on Form S-1 relating to a firm commitment initial public offering of its securities (the “IPO”). You were appointed as the Company’s Chief Financial Officer on the day that the Company was formed. It is my privilege and pleasure to now enter into a formal agreement with you regarding your role and compensation in such position. This agreement will become effective as of the closing of the IPO. I am confident that your strategic vision, operational expertise and commitment to our culture and values will be a tremendous asset to the executive leadership team and the organization. The details of your offer are as follows:

●	An annual base salary of $250,000, paid bi-weekly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets.

●	An annual bonus target of up to 50% of your applicable base salary in accordance with the terms of an incentive plan to be adopted by the board of directors of the Company. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. Pursuant to the terms of this plan, you must be actively employed at the time of payment in order to receive this bonus.

●	A 15% discount on purchases from the Company.

●	Four weeks of vacation per calendar year and seven Company holidays per fiscal year.

●	As a regular, full-time employee of the Company, you will be eligible to participate in a number of the Company’s sponsored benefit plans once the applicable waiting periods are met. You must complete the online enrollment process within 30 days of your hire date to elect or decline coverage. Please be prepared to provide proof of dependent status (such as a marriage or birth certificate) for any eligible dependents you wish to enroll. Refer to the attached Benefits Overview for additional plan information.

●	We expect you to observe any contractual or legal obligations that you owe to any previous employer. Please advise us of any restrictive covenants, non-solicitation covenants, or other contractual or legal obligations you owe to your previous employer. You will be subject to all of our policies, including our Code of Conduct and our Insider Trading policies. Further details on these policies and others are outlined in the Employee Handbook.

●	SEVERANCE: If you are terminated by the Company without cause, you will be entitled to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date; provided, however, that you sign a release of all claims against the Company as a condition to receiving such severance, which release shall be in form and substance satisfactory to the Company.

●	RESIGNATION: You agree to provide the Company with 90 days’ notice prior to resigning from or otherwise terminating your employment with the Company.

●	CONFIDENTIALITY. You shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for your own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by you or by any other person, except as required in the course of performing your duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by you). This confidentiality provision shall survive the termination of this Agreement and the cessation of your employment.

●	NON-COMPETITION. During your employment hereunder, you will not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any business or entity that is in competition with the Company or any of its subsidiaries. You will also devote 100% of your work time to the Company. For a one year period following the termination of your employment for any reason or without reason, you will not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner) engage with any business or entity that is in competition with the Company.

●	NON-SOLICITATION. For a two year period following the termination of your employment for any reason or without reason, you will not solicit or induce any person who was an employee of the Company or any of its subsidiaries or related companies on the date of your termination or within three months prior to leaving your employment with the Company or any of its subsidiaries or related companies to leave their employment with the Company or any of its subsidiaries or related companies.

●	Your employment is at-will and will begin with the Company on a date mutually agreed upon.

●	This offer is contingent upon the favorable completion of a drug and alcohol screening, background screening, and reference checks, along with proper documentation of your legal ability to work in the United States.

●	If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Each party acknowledges and agrees that a breach or threatened breach of this Agreement would cause irreparable damage to the other party and that the injured party may not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties further agree that, in the event of any action for specific performance in respect of such breach or violation by a party, the other party will not assert the defense that a remedy at law would be adequate.

●	Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to principles of conflicts of laws. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

[Signature page follows]

While every member of our team is critical to our success, your role of Chief Financial Officer is one that I look to for significant contributions. I look forward to welcoming you to the team, working with you and positioning the Company for a successful future! If you have any questions, please do not hesitate to call me.

Regards,

/s/ Douglas T. Moore
Douglas T. Moore
Chief Executive Officer

/s/ Robert D. Barry	April 21, 2020
Signature	Date

Please return a signed copy of this offer letter and attached job description as formal acceptance of your ability to perform the requirements of the position. A representative from the Human Resource team will be in touch with you before your start date to discuss what you will need to bring on your first day. Your employment with the company is considered “at will” and can be terminated by you at any time. The Company also reserves the same right.

4